Exhibit 99

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS FOURTH QUARTER 2008

EARNINGS PER SHARE OF $0.02

•	Earnings per share of $0.02 in the fourth quarter of 2008 despite challenging market conditions and higher raw material costs over $28 million.

•	Net sales increased $23.7 million, or 12.1%, due to the inclusion of $26.2 million of sales from the acquired Decorative Products Asian businesses.

•	Debt declined $12.1 million from the third quarter of 2008, primarily due to positive cash flow from operations.

•	Expect first half of 2009 year-over-year improved operating profit and debt reduction driven by completed cost reduction actions and declining raw material costs.

FAIRLAWN, OHIO, January 20, 2009 - OMNOVA Solutions Inc. (NYSE: OMN) today reported net income of $0.8 million, or $0.02 per diluted share, for the fourth quarter ended November 30, 2008, compared to net income of $3.7 million, or $0.09 per diluted share, for the fourth quarter of 2007. Included in the fourth quarter of 2008 were restructuring, severance and other charges of $0.3 million, compared to a net gain of $0.2 million in the fourth quarter of 2007 comprised of gains from an asset sale and discontinued operations, partially offset by restructuring, severance and other charges.

Net sales increased $23.7 million, or 12.1%, to $219.6 million, for the fourth quarter of 2008 compared to $195.9 million during the fourth quarter of 2007. The fourth quarter increase was attributable to sales of $26.2 million from the Decorative Products Asian businesses acquired in the first quarter of 2008 and favorable pricing of $40.7 million, partially offset by net volume declines of $39.6 million and foreign currency translation loss of $3.6 million. Cost of goods sold for the fourth quarter of 2008 increased $25.2 million, to $185.0 million, as compared to the fourth quarter of 2007. The increase was primarily the result of $25.2 million from the inclusion of the Decorative Products Asian businesses, $28.3 million of higher raw material costs (excluding Asia) and $2.0

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OMNOVA Add 1

million higher health care expenses, which were partially offset by lower volumes and lower domestic manufacturing expenses. Gross profit was $34.6 million, with margins of 15.8%, in the fourth quarter of 2008 compared to $36.1 million, or margins of 18.4%, in the fourth quarter of 2007.

“During the fourth quarter, we were profitable in what was obviously a challenging environment,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “Our raw material prices continued to climb through October to record highs, despite a reduction in oil prices several months earlier. Overall manufacturing output in North America was very weak in November as companies took extended shutdowns around the Thanksgiving holiday. OMNOVA Solutions responded with continued aggressive cost reduction actions, improved pricing and new customer wins during November and early in our first quarter of 2009. As a result, despite the challenging economic environment, we were profitable both in the month of November and the fourth quarter of 2008, generating cash flow from operations to reduce our debt by $12.1 million.

“Looking forward, though the economic environment remains difficult, there are a number of positive developments occurring at OMNOVA Solutions,” McMullen added, citing the following:

•	After a decade of unprecedented increases in the Company’s raw material costs, prices began to decline in November and are continuing to drop in the first quarter of 2009.

•	Major inventory de-stocking by customers appears to be slowing as chemical volumes have increased in January compared to the last two months of 2008.

•	OMNOVA has recent customer wins, promising new products and encouraging ongoing customer trialing activities.

•	As previously announced, the Company has completed actions which are expected to provide $19.0 million of cost reductions in 2009.

•	Structural industry consolidation is occurring in both businesses with the exit of some competitors and the closing of manufacturing capacity by others.

“We expect that these five developments will drive first half 2009 year-over-year improved operating profit and debt reduction,” McMullen said.

Selling, general and administrative expense as a percentage of sales fell to 11.6% in the fourth quarter of 2008 as compared to 12.6% in the fourth quarter of 2007. Expenses in the fourth quarter of 2008 were $25.5 million, including $1.9 million from the acquired Asian businesses, compared to $24.6 million in the fourth quarter of 2007.

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Interest expense decreased $0.2 million, to $3.1 million, for the fourth quarter of 2008 due to lower average interest rates as a result of the Company’s refinancing actions in 2007, which were partially offset by higher average debt levels. The weighted average cost of borrowing during the fourth quarter of 2008 was 5.0%, a significant improvement from 7.5% during the fourth quarter of 2007.

Debt was reduced $12.1 million during the fourth quarter of 2008. Total debt at the end of the fourth quarter of 2008 was $188.3 million, compared to $200.4 million at August, 31, 2008 and $149.9 million at November 30, 2007. Debt increased during the 2008 fiscal year primarily as a result of $32.4 million in borrowings and assumed debt in connection with the Decorative Products Asian business acquisitions in January 2008. The debt is primarily comprised of a term loan facility with $143.9 million outstanding which matures in 2014, and a revolving asset-based credit facility with $39.7 million outstanding which matures in 2012. There was $34.7 million of unused and available liquidity under the Company’s revolving asset-based credit facility at November 30, 2008.

EBITDA, as defined in the Company’s borrowing agreements for the calculation of the net leverage ratio, grew 24%, to $16.5 million, for the fourth quarter of 2008 compared to $13.3 million for the fourth quarter of 2007. EBITDA for the twelve months ended November 30, 2008 was $47.8 million compared to $48.9 million for the twelve months ended November 30, 2007. OMNOVA’s leverage ratio of Net Debt to EBITDA was 3.7 at November 30, 2008, well under the covenant limit of 5.5, and a significant improvement compared to 4.3 as of the third quarter of 2008. An explanation of how the Company defines EBITDA and Net Debt and reconciliations of EBITDA to income (loss) from continuing operations and Net Debt to total debt are provided in the Non-GAAP and Other Financial Measures section of this earnings release.

Results for the Year Ending November 30, 2008 - Net sales increased $123.9 million or 17%, to $869.4 million, compared to $745.5 million in 2007. Contributing to the net sales increase were pricing improvements of $86.9 million and sales of $86.4 million from the inclusion of Decorative Products Asian businesses, which were partially offset by $46.1 million of lower volumes and $3.3 million of foreign currency translation loss.

Cost of goods sold for 2008 was $731.4 million, up $126.2 million versus 2007. The increase was driven primarily by $75.1 million of higher raw material costs (excluding Asia) and $81.3 million from inclusion of the Decorative Products Asian businesses, which were partially offset by lower volumes and reduced domestic manufacturing expenses. Gross profit decreased to $138.0 million and margins of 15.9% compared to $140.3 million and margins of 18.8% in 2007. Selling, general and administrative costs increased $5.7 million, to $104.8 million, primarily from the inclusion of $5.9 million of expenses from the Decorative Products Asian businesses.

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Interest expense decreased $3.5 million, to $13.0 million, compared to $16.5 million in 2007 due to lower average borrowing rates, partially offset by higher average debt.

Net loss for 2008 was $2.2 million, or loss per diluted share of $0.05, compared to the net loss of $6.7 million, or loss per diluted share of $0.16, in 2007. Included in the 2008 net loss are restructuring, severance and other charges of $0.7 million. The net loss for 2007 included charges of $12.7 million for debt refinancing, restructuring, severance and other items.

Performance Chemicals - Net sales during the fourth quarter of 2008 increased 4.4%, to $132.0 million, compared to $126.4 million in the fourth quarter of 2007. The increase was driven by higher selling prices of $39.0 million, partially offset by weaker market conditions, which led to volume decreases of $32.3 million. Segment operating profit was $10.2 million for the fourth quarter of 2008, up from $6.5 million for the fourth quarter of 2007. The 2007 results include a gain of $0.7 million on the sale of an office building. The year-over-year operating profit improvement was driven by higher pricing in response to $26.2 million of increased raw material costs, partially offset by the impact of LIFO inventory valuation charge of $5.5 million and lower volumes. Segment operating profit margin was 7.7% for the fourth quarter of 2008 as compared to 5.1% for the fourth quarter of 2007.

Volumes were negatively impacted by the closure of a large paper mill in September and broad-based market weakness in November as customers took extended shutdowns around the Thanksgiving holiday. However, late in the fourth quarter the Company began shipping additional product to two existing carpet customers. Additionally, in the first quarter of 2009 the Company’s industry leading technology won business at two new coated paper mills.

New record-high quarterly average prices for butadiene, styrene and most secondary raw materials were recorded in the fourth quarter of 2008. Average prices for butadiene were up 103%, while average styrene costs rose 23% as compared to the average prices in the fourth quarter of 2007. Raw material prices began to drop during the last month of the quarter and have continued to decline in the first quarter of 2009.

For the full year, Performance Chemicals sales were up $46.3 million, or 9.7%, to $521.6 million, compared to $475.3 million in 2007. Pricing improved by $81.1 million, while volumes declined by $33.7 million on weaker customer demand in the carpet and paper markets. Operating profit in 2008 was $25.2 million compared to $23.8 million in 2007. Operating profit for the second half of 2008 totaled $20.7 million, or 82% of the full year total, due to improved pricing and lower operating costs.

Decorative Products - Net sales were $87.6 million during the fourth quarter of 2008, an increase of $18.1 million, or 26.0%, compared to the fourth quarter of 2007. The increase in sales was due to $26.2 million of sales from the inclusion of the Asian businesses and price increases of $1.7 million, which were partially offset by lower U.S. and European volumes and foreign currency

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translation loss of $2.5 million. The operating loss of $5.3 million for the fourth quarter of 2008 compares to an operating profit of $2.9 million for the fourth quarter of 2007. The fourth quarter 2008 operating loss was driven primarily by higher domestic and European raw material costs of $2.1 million, Asian losses of $2.0 million, increased health care costs of $1.3 million, inventory obsolescence charges of $1.0 million and year-over-year unfavorable impact of LIFO inventory valuation charge of $1.4 million.

At a major “green” building conference during the quarter, Decorative Products introduced RECORE™ commercial wallcovering technology, which features 30% recycled content, including an innovative backing woven from post-consumer recycled plastic. All new vinyl wallcovering patterns introduced by OMNOVA as of November 2008 will utilize this environmentally preferred technology. Sales of viewnique® digital wall murals increased 11% in 2008 as OMNOVA continues to make available an ever-broader selection of print substrates, and pool liner films were up as the Company captured new business in a consolidating industry.

Beginning in 2008 and continuing into 2009, Decorative Products has implemented cost reduction actions of approximately $10 million through global personnel reductions, realignment of its sales force and lower discretionary expenses. Global headcount dropped 11% during fiscal 2008 and through the first two months of 2009. Raw material costs started to moderate in November and have continued to drop in the first quarter of 2009.

For the full year, Decorative Products sales were up $77.6 million, or 28.7%, to $347.8 million, as compared to $270.2 million in 2007. The sales increase is attributable to sales of $86.4 million from the acquired Asian businesses and higher pricing of $5.8 million. This was partially offset by volume declines of $12.4 million on weaker customer demand, particularly in laminates end markets such as kitchen cabinets, and $2.2 million of foreign currency translation loss. The operating loss in 2008 was $6.5 million compared to operating profit of $8.6 million in 2007. Driving the decline was $7.7 million of increased domestic and European raw material costs, $4.6 million of negative year-over-year Asian results, reduced manufacturing absorption due to lower volumes of $3.9 million, higher health care costs of $1.8 million, $1.0 million of inventory obsolescence adjustments, and $1.7 million from the impact of LIFO valuation charge, partially offset by $5.8 million of higher pricing.

Decorative Products Asia Operations - Effective December 31, 2007, the Company acquired the remaining 49.9% interest of its former Decorative Products joint venture companies in China and Thailand for $32.4 million. Previously, the Company used the equity method of accounting to record its proportionate share of the net income or loss of these Asian businesses and did not consolidate sales or operating results of these businesses. The operating results of the Decorative Products Asian businesses are now consolidated but continue to be recognized on a one-month lag, meaning that the August through October time period is recorded in the fourth quarter of 2008.

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For comparative purposes only, Decorative Products’ Asian sales for the fourth quarter of 2008 were $26.2 million compared to $26.1 million for the fourth quarter of 2007. The operating loss for the Decorative Products Asian businesses was $2.0 million for the fourth quarter of 2008 as compared to breakeven results in the fourth quarter of 2007. Unfavorable year-over-year comparisons were driven by significantly increased raw material costs and higher manufacturing costs. In China and Thailand, the Company implemented a management restructuring in the third quarter of 2008 which is expected to provide future improvement in operations and manufacturing efficiencies. In the first quarter of 2009, the workforce in Thailand was reduced by 70 positions. The Decorative Products Asian consolidation resulted in certain significant increases in balance sheet accounts as of November 30, 2008, including: net receivables $19.4 million, net inventories $13.3 million, net fixed assets $27.4 million and current liabilities $24.3 million.

For the full year, Decorative Products’ Asian sales were $86.4 million as compared to $90.3 million in 2007. The operating loss in 2008 was $4.0 million compared to operating income of $0.6 million in 2007. Profit was lower due to significantly higher raw material costs and expenses related to integration of the acquired businesses.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Tuesday, January 20, 2009, at 11:00 a.m. EST. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EST, January 27, 2009. A telephone replay will also be available beginning at 1:00 p.m. EST on January 20, 2009, and ending at 11:59 p.m. EST on January 27, 2009. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 978101.

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Non-GAAP and Other Financial Measures

Reconciliation of segment sales and operating profit to consolidated net sales and income (loss) before income taxes

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is useful for providing the investor with an understanding of the Company’s business and operating performance.

(Dollars in millions)	Three Months Ended November 30,		Year Ended November 30,
	2008	2007	2008	2007
Performance Chemicals	$132.0	$126.4	$521.6	$475.3
Decorative Products	87.6	69.5	347.8	270.2

Total Sales	$219.6	$195.9	$869.4	$745.5

Segment Operating Profit (Loss) (1) (2)
Performance Chemicals	$10.2	$6.5	$25.2	$23.8
Decorative Products	(5.3)	2.9	(6.5)	8.6
Interest expense	(3.1)	(3.3)	(13.0)	(16.5)
Corporate expense	(1.3)	(2.6)	(7.7)	(10.4)
Debt redemption expense	—	—	—	(12.4)

Income (Loss) Before Income Taxes	$.5	$3.5	$(2.0)	$(6.9)

Capital expenditures	$3.7	$5.9	$14.8	$16.2

[1]

Segment operating profit for the 4th quarter of 2008 and 2007 was impacted by a number of items which are discussed earlier in this earnings release. These items include for the 4th quarter of 2008 restructuring and severance charges of $0.2 million, and for the 4th quarter of 2007 restructuring and severance charges of $0.5 million and a gain on the sale of a building of $0.7 million. Management excludes these items when evaluating the results of the Company’s segments.

[2]

Segment operating profit for the years ended November 30, 2008 and 2007 was impacted by a number of items which are discussed earlier in this earnings release. These items include for the full year of 2008 restructuring and severance charges of $0.6 million, and for the full year of 2007 restructuring and severance charges of $0.8 million and a gain on the sale of a building of $0.7 million. Management excludes these items when evaluating the results of the Company’s segment.

Reconciliation of income (loss) from continuing operations to EBITDA and total debt to Net Debt

This earnings release includes EBITDA and Net Debt which are non-GAAP financial measures as defined by the Securities and Exchange Commission. EBITDA is calculated in accordance with the definition of Net Leverage Ratio as set forth in the Company’s $150,000,000 Term Loan Credit Agreement dated as of May 22, 2007 and excludes charges for interest, taxes, depreciation and amortization, amortization of deferred financing costs, net earnings of joint ventures less cash dividends, net earnings of foreign subsidiaries less cash dividends, loss on debt transactions, gains or losses on sale or disposal of capital assets, loss from write-down of non-current assets, non-cash income or expense for the Company’s pension plans, gains or losses from changes in the LIFO reserve, and non-cash charges for the 401(k) company match and up to $2.0 million annually for restructuring, severance and non-recurring charges. Net Debt is calculated as total debt, outstanding letters of credit and the fair value of the interest rate swap if in a loss position less cash, cash equivalents and restricted cash. EBITDA and Net Debt are not measures of financial performance under GAAP. EBITDA and Net Debt are not calculated in the same manner by all companies and accordingly are not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure for comparing performance relative to other companies. EBITDA and Net Debt should not be construed as indicators of the Company’s operating performance or liquidity and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data which are all prepared in accordance with GAAP. EBITDA and Net Debt are not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP. Management believes that presenting this information is useful to investors because these measures are commonly used as analytical indicators to evaluate performance, measure leverage capacity and debt service ability and by management to allocate resources. Set forth below are the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

(Dollars in millions)	Three Months Ended November 30,		Year Ended November 30,
	2008	2007	2008	2007
Reconciliation of income (loss) from continuing operations to EBITDA
Income (Loss) from continuing operations	$.8	$3.4	$(2.2)	$(7.0)
Interest	2.9	3.1	12.3	15.7
Tax (benefit) expense	(.3)	.1	.2	.1
Depreciation and amortization	5.9	5.0	23.9	20.1
Amortization of deferred financing costs	.2	.2	.7	.8
Net earnings of joint ventures less cash dividends	—	—	—	(1.2)
Net earnings of foreign subsidiaries less cash dividends	.1	.6	—	—
Loss on debt transactions	—	—	—	12.4
(Gains) or losses on sale or disposal of capital assets	(.2)	(.6)	.1	(.4)
Non-cash (income) or expense for pension plans	.6	1.5	5.0	6.2
(Gain) or loss on change in LIFO reserve	6.2	(1.0)	6.5	(.9)
Non-cash charge for 401(k) company match	(.2)	.5	1.2	2.1
Restructuring, severance and non-recurring charges	.5	.5	.1	1.0

EBITDA	$16.5	$13.3	$47.8	$48.9

(Dollars in millions)	November 30, 2008	November 30, 2007
Reconciliation of total debt to Net Debt
Total debt	$188.3	$149.9
Outstanding letters of credit and interest rate swap	8.1	5.9
Cash and cash equivalents	(17.4)	(12.6)

Net Debt	$179.0	$143.2

OMNOVA Add 8

This earnings release may contain forward-looking statements concerning trends, expectations, estimates, forecasts and projections relating to the Company and its business, industries, markets, products, results of operations, financial condition, accounting policies and management judgments, among other things. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic”, “likely,” “will,” “would,” “could,” or similar terms. There are many risks, uncertainties and factors that could cause actual results or outcomes to differ materially from those expressed in or implied by the Company’s forward-looking statements. Some of these risks, uncertainties and factors include, but are not limited to, the following: general economic trends affecting the Company’s end-use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; customer and/or competitor consolidation; ability to successfully develop and commercialize new products; customer ability to compete against increased foreign competition; ability to successfully implement productivity enhancement and cost reduction initiatives; operational issues at the Company’s facilities; the Company’s strategic alliance, joint venture and acquisition activities; acts of war or terrorism, natural disasters or other acts of God; changes in governmental and regulatory policies; compliance with extensive environmental, health and safety laws and regulations; rapid inflation in health care costs and assumptions used in determining health care cost estimates; risks associated with foreign operations including political unrest and fluctuations in exchange rates of foreign currencies; prolonged work stoppage resulting from labor disputes with unionized workforce; assumptions used in determining pension plan expense and funding, such as return on assets and discount rates and changes in pension funding regulations; litigation against the Company including adverse litigation judgment or settlement and absence of or inadequacy of insurance coverage for such litigation, judgments or settlements; availability of financing to fund operations at anticipated rates and terms; substantial debt and leverage and the ability to service that debt including increases in applicable short or long-term borrowing rates. The Company disclaims any obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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OMNOVA Solutions Inc. is a technology-based company with 2008 sales of $869 million and a current workforce of approximately 2,630 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended November 30,		Year Ended November 30,
	2008	2007	2008	2007
Net Sales	$219.6	$195.9	$869.4	$745.5
Cost of goods sold	185.0	159.8	731.4	605.2

Gross Profit	34.6	36.1	138.0	140.3

Selling, general and administrative	25.5	24.6	104.8	99.1
Depreciation and amortization	5.9	5.0	23.9	20.1
Restructuring and severance	.2	.5	.6	1.0
Interest expense	3.1	3.3	13.0	16.5
Equity earnings in affiliates, net	—	—	(.2)	(1.2)
Debt redemption expense	—	—	—	12.4
Other income, net	(.6)	(.8)	(2.1)	(.7)

	34.1	32.6	140.0	147.2

Income (Loss) From Continuing Operations Before Income Taxes	.5	3.5	(2.0)	(6.9)
Income tax benefit (expense)	.3	(.1)	(.2)	(.1)

Income (loss) from continuing operations	.8	3.4	(2.2)	(7.0)
Discontinued operation, net of tax:
Income (loss) from operations	—	.3	—	.3

Total discontinued operations	—	.3	—	.3

Net Income (Loss)	$.8	$3.7	$(2.2)	$(6.7)

Basic Income (Loss) Per Share
Income (loss) from continuing operations	$.02	$.08	$(.05)	$(.17)
Income from discontinued operations	—	.01	—	.01

Net income (loss) per share	.02	$.09	$(.05)	$(.16)

Diluted Income (Loss) Per Share
Income (loss) from continuing operations	$.02	$.08	$(.05)	$(.17)
Income from discontinued operations	—	.01	—	.01

Net income (loss) per share	$.02	$.09	$(.05)	$(.16)

OMNOVA SOLUTIONS INC.

Condensed Balance Sheets

(Dollars in millions, except per share amounts)

	November 30, 2008	November 30, 2007
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$17.4	$12.6
Accounts receivable, net	118.3	102.2
Inventories	46.1	30.6
Prepaid expenses and other	4.5	3.1
Deferred income taxes	1.5	—

Total Current Assets	187.8	148.5

Property, plant and equipment, net	153.7	135.8
Trademarks and other intangible assets, net	5.5	4.2
Investments in affiliates	—	22.2
Prepaid pension asset	—	9.8
Deferred income taxes	—	1.7
Other assets	4.6	4.2

Total Assets	$351.6	$326.4

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$6.2	$5.3
Accounts payable	68.1	62.0
Accrued payroll and personal property taxes	13.0	14.2
Employee benefit obligations	3.2	3.3
Deferred income taxes	—	1.7
Other current liabilities	3.4	5.3

Total Current Liabilities	93.9	91.8

Long-term debt	182.1	144.6
Postretirement benefits other than pensions	9.3	11.0
Pension liabilities	13.0	2.4
Deferred income taxes	2.3	—
Other liabilities	14.4	11.3

Total liabilities	315.0	261.1

Shareholders’ Equity
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 43.9 million and 43.4 million shares issued at November 30, 2008 and 2007, respectively	4.4	4.3
Additional contributed capital	311.8	312.7
Retained deficit	(245.4)	(243.3)
Treasury stock at cost; 0.1 million and 0.8 million shares at November 30, 2008 and 2007, respectively	(.6)	(4.5)
Accumulated other comprehensive loss	(33.6)	(3.9)

Total Shareholders’ Equity	36.6	65.3

Total Liabilities and Shareholders’ Equity	$351.6	$326.4